Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENT OF INCOME
HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL
GROUP, INC.
The following Unaudited Pro Forma Condensed Combined Consolidated Statement of Income for the year ended December 31, 2007, combines the historical consolidated statements of income of Huntington Bancshares Incorporated and its subsidiaries (Huntington) and Sky Financial Group, Inc. and its subsidiaries (Sky Financial). This statement and the accompanying notes, give effect to the merger as if the merger had become effective January 1, 2007, as an acquisition by Huntington of Sky Financial using the purchase method of accounting. Under this method of accounting, Huntington recorded the assets and liabilities of Sky Financial at their estimated fair market values as of July 1, 2007, the date the merger was completed.
The Unaudited Pro Forma Condensed Combined Consolidated Financial Statement included herein is presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the results of operations that would have occurred if the merger had been consummated on that date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined consolidated statements of income and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of Huntington and Sky Financial, such information and notes thereto incorporated by reference herein.
The historical consolidated statements of income for the year ended December 31, 2007 of Huntington and its subsidiaries and for the six months ended June 30, 2007 of Sky Financial and its subsidiaries include a number of items that impacted the respective results for each company, including:
•	Huntington’s performance included a $423.6 million ($275.4 million after-tax, or $0.91 per common share) negative impact related to our Franklin Credit Management Corporation (Franklin) relationship acquired in the Sky Financial acquisition. On December 28, 2007, the loans associated with Franklin were restructured, resulting in a $405.8 million provision for credit losses and a $17.9 million reduction of net interest income. The net interest income reduction reflected the placement of the Franklin loans on nonaccrual status from November 16, 2007, until December 28, 2007.

•	Huntington reported net market related losses of $95.4 million ($62.0 million after tax, or $0.20 per common share). Net market related losses include: gains and losses from public equity investing included in other non-interest income, net securities gains and losses, net gains and losses from the sale of loans held for sale, and the impact from the extinguishment of debt. It also includes the net impact of mortgage servicing rights and related hedging activity.

•	Huntington also reported increased non-interest expense items because of costs incurred as part of the merger integration activities, most notably retention bonuses, outside programming services related to systems conversions, occupancy expenses, and marketing related to customer retention initiatives. These net merger costs were $85.1 million ($55.3 million after tax, or $0.18 per common share).

•	Huntington’s performance also included an accrual of $24.9 million ($16.2 million after-tax, or $0.05 per common share) for estimated indemnification losses arising from third-party litigation against Visa®. Management expects that the value of our future ownership in Visa®, currently not reflected in the financial statements, will ultimately more than offset this accrual. However, no assurance can be given that the proceeds received, if any, resulting from this future ownership would be sufficient to cover the accrued indemnity liabilities.

•	In anticipation of the merger, Sky Financial sold certain investment securities during the second quarter of 2007, resulting in a realized loss of $72.4 million.
We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the year ended December 31, 2007
(in thousands except number of shares)

	Huntington	Sky	Pro Forma	Pro Forma
	Historical(1)	Historical(2)	Adjustments	Combined
Interest income:
Interest and fee income on loans (See Note 2)	$2,394,012	$490,540	$22,038	$2,906,590
Interest and fee income on securities (See Note 2)	248,797	73,376	5,475	327,648
Other interest income	100,154	2,682	—	102,836

Total interest income	2,742,963	566,598	27,513	3,337,074

Interest expense:
Interest expense on deposits (See Note 2)	1,026,388	212,613	(3,137)	1,235,864
Interest expense on borrowings (See Note 2)	415,063	64,152	7,387	486,602

Total interest expense	1,441,451	276,765	4,250	1,722,466

Net interest income	1,301,512	289,833	23,263	1,614,608
Provision for credit losses	643,628	39,524	—	683,152

Net interest income after provision for credit losses	657,884	250,309	23,263	931,456

Service charges on deposit accounts	254,193	43,639	—	297,832
Trust services	121,418	14,017	—	135,435
Brokerage and insurance income	92,375	34,609	—	126,984
Other service charges and fees	71,067	11,600	—	82,667
Bank owned life insurance income	49,855	3,613	—	53,468
Mortgage banking income	29,804	12,697	—	42,501
Securities losses	(29,738)	(71,818)	—	(101,556)
Other income	87,629	23,263	—	110,892

Total non-interest income	676,603	71,620	—	748,223

Personnel costs	686,828	147,928	—	834,756
Outside data processing and other services	127,245	24,524	—	151,769
Net occupancy	99,373	19,427	—	118,800
Equipment	81,482	9,597	—	91,079
Amortization of intangibles (See Note 2)	45,151	9,015	23,947	78,113
Marketing	46,043	8,722	—	54,765
Professional services	40,320	6,914	—	47,234
Telecommunications	24,502	4,448	—	28,950
Printing and supplies	18,251	2,747	—	20,998
Other expense	142,649	38,761	—	181,410

Total non-interest expense	1,311,844	272,083	23,947	1,607,874

Income from continuing operations before income taxes	22,643	49,846	(684)	71,805
(Benefit) provision for income taxes	(52,526)	16,322	(239)	(36,443)

Earnings from continuing operations	$75,169	$33,524	$(445)	$108,248

Average common shares — basic	300,908	117,522		365,727
Average common shares — diluted	303,455	118,463		367,859

Per common share
Net income — basic	$0.25	$0.29		$0.30
Net income — diluted	0.25	0.28		0.29
(1) Huntington Historical amounts are for the year ended December 31, 2007, and include Sky Financial’s results of operations since July 1, 2007.
(2) Sky Historical amounts are for the six-months ended June 30, 2007.

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2007
Note 1. Basis of Presentation
The merger was accounted for as an acquisition by Huntington of Sky Financial using the purchase method of accounting and, accordingly, the assets and liabilities of Sky Financial were recorded at their respective fair values on the date the merger was completed. The merger was effected by the issuance of Huntington $0.01 par value common stock to Sky Financial shareholders. Each share of Sky Financial common stock was exchanged for 1.098 shares of Huntington common stock plus cash consideration of $3.023. The shares of Huntington common stock issued to effect the merger were recorded at $23.85 per share. This amount was determined by averaging the closing price of shares of Huntington common stock over a five-day period beginning two days before the date the merger was announced and ending two days after the date the merger was announced. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed.
The pro forma financial information for the merger is included only for the year ended December 31, 2007. The combined pro forma income statement for the year ended December 31, 2007, includes Huntington’s historical results of operations for all twelve months, and Sky Financial results of operations for the six-months ended June 30, 2007.
The unaudited pro forma information is not necessarily indicative of the results of operations that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it necessarily indicative of the results of operations in future periods.
Certain reclassifications have been made to the income statement of Sky Financial to conform to Huntington’s presentation.
Note 2. Pro Forma Statement of Income
The pro forma condensed combined consolidated statement of income for the year ended December 31, 2007, included adjustments for the accretion / amortization of fair value adjustments made to loans, securities, interest-bearing deposits and long-term borrowings. They also include an adjustment for the amortization of the estimated identifiable intangible assets. The amortization or accretion of the purchase accounting adjustments made to securities, loans, interest-bearing deposits, and long-term borrowings is based on the weighted average maturities, using the interest method for recognition. The amortization of identifiable intangible assets was estimated using a 10 to 16 year, sum-of-the-years digits method. Using this method, amortization is expected to be $67.4 million in the first year, $62.3 million in the second year, $55.2 million in the third year, $48.7 million in the fourth year, $42.9 million in the fifth year and $20.0 million thereafter. The adjustment for pro forma amortization expense for the year ended December 31, 2007, includes $67.4 million of new amortization expense less $34.5 million, which represents the amount of amortization related to Sky Financial’s intangibles recorded by Huntington during the second half of 2007, less Sky Financial’s historical amortization expense of $9.0 million. We are in the process of preparing valuations of acquired branches and operating facilities and will make adjustments upon completion of the valuation process.

			Estimated
	Estimated	Estimated	six month
	Adjustment	Weighted	Increase/
	for Fair	Average	(Decrease)
	Value	Life (in years)	to income
Accretion/amortization of fair value adjustments
Loans	$119,005	2.7	$22,038
Securities	32,850	3.0	5,475
Deposits	(12,549)	0.7	(3,137)
Borrowings	12,955	7.0	926

Total accretion/amortization of fair value adjustments			$25,302

The estimated restructuring and merger-related expenses discussed in Note 3 are not included in the pro forma statement of income since they will be recorded in the combined results of income as they are incurred after completion of the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.
Additionally, Huntington currently estimates that it will realize approximately $115 million in annual cost savings following the merger, which Huntington expects to be phased in subsequent to the merger, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not fully reflected in the pro forma financial information.
The impact of conforming Sky Financial’s accounting policy to reflect the adoption of FASB Statement No. 156 has not been included in the pro forma financial results as the impact on the income statement is not material.
Huntington issued $250 million in new debt in connection with the merger. This new debt qualifies as bank regulatory capital and has an interest rate of 6.65%, resulting in an increase for six months of interest expense totaling $8.3 million. The adjustment for pro forma interest expense on borrowings for the year ended December 31, 2007, includes $8.3 million of new interest expense, less amortization of $0.9 million, related to the fair value adjustments to borrowings.
Note 3. Merger Costs
In connection with the merger, Huntington and Sky Financial have developed their plans to consolidate the operations of Huntington and Sky Financial. Huntington and Sky Financial have assessed the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts and determined where we may take advantage of redundancies or where it may be beneficial or necessary to convert to one system.
Certain decisions arising from these assessments involved, among other things, involuntary termination of Sky Financial’s employees, vacating Sky Financial’s leased premises, terminating contracts between Sky Financial and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Sky Financial. The costs associated with such decisions will be recorded as purchase accounting adjustments, which have the effect of increasing the amount of the purchase price allocable to excess purchase price. It is expected that all such costs will be identified and recorded within one year of completion of the merger and all such actions required to effect these decisions would be taken within one year after finalization of these plans.
In addition to decisions regarding Sky Financial’s employees and activities, certain decisions were made to, among other things, involuntarily terminate Huntington employees, vacate Huntington leased premises, cancel contracts and sell or otherwise dispose of certain premises, furniture and equipment owned by Huntington. These exit and disposal costs have been recorded in accordance with Financial Accounting

Standards Board Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, in the results of income of Huntington in the period incurred. Huntington has also incurred merger-related expenses in the process of combining the operations of the two companies. These merger-related expenses include system conversion costs, employee retention arrangements and costs of incremental communications to customers and others.
It is expected that the exit and disposal costs, along with the merger-related costs, will be incurred over a two-year period after completion of the merger. For the year ended December 31, 2007, these merger related costs total $85.1 million. Other merger costs were recorded by Sky Financial or were recorded as purchase accounting adjustments. We have not included an estimate for these in the pro forma statement of income since these costs will be recorded in the combined results of income as they are incurred after completion of the merger and are not indicative of what the historical results of Huntington would have been had Huntington and Sky Financial actually been combined during the periods presented.